Exhibit 99.2


                             NOTICE OF REDEMPTION

                          Sweetheart Cup Company Inc.
                     9 1/2% Senior Secured Notes due 2007
                         Dated as of December 16, 2003

Redemption Date: March 29, 2004

CUSIP            MATURITY         RATE         AMOUNT            PRICE
-----            --------         ----         ------            -----
87042WAA4        1/15/2007        9.50%      $98,302,000         102%
87042WAB2        1/15/2007        9.50%       $1,588,000         102%
U86822AA8        1/15/2007        9.50%         $110,000         102%

NOTICE IS HEREBY GIVEN that the securities described herein have been called for redemption. The redemption date shall be March 29, 2004. The redemption price shall be 102% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the redemption date. Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price. Wells Fargo Bank, N.A. is the Paying Agent. See below for the address of the Paying Agent. Unless the Company defaults in making such redemption payment, interest on the Notes called for redemption ceases to accrue on and after the redemption date. The Notes called for redemption are being redeemed pursuant to Section 3.07 of the Indenture and paragraph 5 of the Notes. No representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

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Registered/Certified Mail:          Air Courier:                       In person:
-------------------------           -----------                        ---------

Wells Fargo Bank, N.A.              Wells Fargo Bank, N.A.             Wells Fargo Bank, N.A.
Corporate Trust Operations          Corporate Trust Operations         Northstar East Building
P.O. Box 1517                       N9303-121                          608 2nd Ave. So., 12th floor
Minneapolis, MN 55480-1517          6th & Marquette Avenue             Minneapolis, MN
                                    Minneapolis, MN 55479

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Wells Fargo Bank, N.A. policy does not allow the safekeeping of securities within Corporate Trust Operations for a period of longer than 30 days. Please DO NOT submit your securities for payment more than 30 days in advance of the redemption date. A $25.00 wire transfer fee will be deducted from each payment to be made by wire. When inquiring about this redemption, please have the Note number available. Please inform the customer service representative of the CUSIP number(s) of the affected Note. Customer Service can be reached at 612-667-9764 or Toll Free at 1-800-344-5128.

                               IMPORTANT NOTICE
                               ----------------
Under the provisions of the Tax Equity and Fiscal Responsibility Act of 1982, as amended in 1992, 2001 and most recently, the Jobs and Growth Tax Relief Reconciliation Act of 2003 (the "Act"), the Paying Agent making payment of interest or principal on securities may be obligated to withhold a percentage of principal of a holder who has failed to furnish the Registrar with a valid taxpayer identification number, certification that that number supplied is correct, and that the holder is not subject to backup withholding under the Act. Holders of the Notes who wish to avoid the application of these provisions should submit either a completed IRS (Internal Revenue Service) form W-9 (use only if the holder is a U.S. person, including a resident alien), or the appropriate W-8 (use only if you are neither a U.S. person or a resident alien), when presenting the Notes for payment. See IRS Publication 515, Withholding of Tax on Nonresident Aliens and Foreign Entities. Publication 515, W-8 forms and W-9 forms and instructions are available through the IRS via their web site at www.irs.gov

Notice given: February 27, 2004                      WELLS FARGO BANK, N.A.,
                                                         as Trustee